Exhibit 4.8

NOTE PURCHASE AGREEMENT

Dated as of November 24, 2009

Among

UNITED AIR LINES, INC.,

WILMINGTON TRUST COMPANY,

as Pass Through Trustee under each of the

Pass Through Trust Agreements

WILMINGTON TRUST COMPANY,

as Escrow Agent

WILMINGTON TRUST COMPANY,

as Paying Agent

and

WILMINGTON TRUST COMPANY,

as Subordination Agent

Vedder Price P.C.

Chicago, Illinois

TABLE OF CONTENTS

		Page
SECTION 1.	FINANCING OF AIRCRAFT	3
SECTION 2.	CONDITIONS PRECEDENT	4
SECTION 3.	REPRESENTATIONS AND WARRANTIES	5
SECTION 4.	COVENANTS	8
SECTION 5.	NOTICES	11
SECTION 6.	FURTHER ASSURANCES	12
SECTION 7.	MISCELLANEOUS	12
SECTION 8.	GOVERNING LAW	12

Schedules
Schedule I	Aircraft
Schedule II	Trust Supplements

Annex
Annex A	Definitions

Exhibits
Exhibit A	Form of Closing Notice
Exhibit B	Form of Participation Agreement
Exhibit C	Form of Indenture

i

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT, dated as of November 24, 2009 (this “Agreement”), among (i) UNITED AIR LINES, INC., a Delaware corporation (the “Company”), (ii) WILMINGTON TRUST COMPANY (“WTC”), a Delaware banking corporation, not in its individual capacity except as otherwise expressly provided herein, but solely as trustee (in such capacity together with its successors in such capacity, the “Pass Through Trustee”) under each of the two separate Pass Through Trust Agreements (as defined below), (iii) WILMINGTON TRUST COMPANY, a Delaware banking corporation, as subordination agent and trustee (in such capacity together with its successors in such capacity, the “Subordination Agent”) under the Intercreditor Agreement (as defined below), (iv) WILMINGTON TRUST COMPANY, a national banking association, as Escrow Agent (in such capacity together with its successors in such capacity, the “Escrow Agent”), under the Escrow and Paying Agent Agreement (as defined below) and (v) WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Paying Agent (in such capacity together with its successors in such capacity, the “Paying Agent”) under the Escrow and Paying Agent Agreement.

W I T N E S S E T H:

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex A hereto;

WHEREAS, the Company is the owner of (i) three (3) unencumbered Boeing 777-222 aircraft and one (1) unencumbered Boeing 757-222ER aircraft as further identified on Schedule I hereto (the “Unencumbered Aircraft”) and (ii) twelve (12) Airbus A319-131 aircraft, five (5) Airbus A320-232 aircraft, three (3) Boeing 757-222 aircraft, three (3) Boeing 757-222ER aircraft, seven (7) Boeing 777-222ER aircraft and three (3) Boeing 747-422 aircraft as further identified on Schedule I hereto, each of which is subject to an existing securing interest (the “Encumbered Aircraft” and together with the Unencumbered Aircraft, collectively, the “Aircraft”);

WHEREAS, pursuant to this Agreement, the company wishes to finance or refinance the Aircraft prior to the Cut-Off Date;

WHEREAS, pursuant to each of the Pass Through Trust Supplements identified on Schedule II hereto (collectively, the “Trust Supplements” and, individually, a “Trust Supplement”; and together with the Basic Pass Through Trust Agreement, the “Pass Through Trust Agreements”), on the Issuance Date, separate grantor trusts (collectively, the “Pass Through Trusts” and, individually, a “Pass Through Trust”) will be created to facilitate certain of the transactions contemplated hereby, including, without limitation, the issuance and sale of enhanced pass through certificates pursuant thereto (collectively, the “Certificates”) to provide the refinancing of the Aircraft;

[Note Purchase Agreement]

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Escrow Agents and the Depositary have entered into the Deposit Agreements set forth on Schedule III hereto (the “Deposit Agreements”) whereby the applicable Escrow Agent agreed to direct the Underwriters to make certain deposits referred to therein on the Issuance Date (the “Initial Deposits”) and to permit the applicable Pass Through Trustee to make additional deposits from time to time thereafter (the Initial Deposits together with such additional deposits are collectively referred to as the “Deposits”) and (ii) the Pass Through Trustees, Underwriters, Paying Agents and Escrow Agents have entered into the Escrow and Paying Agent Agreements set forth in Schedule IV hereto (the “Escrow and Paying Agent Agreement”), whereby, among other things, (a) the Underwriters agreed, on and subject to the terms and conditions specified therein, to deliver an amount equal to the amount of the Initial Deposits to the Depositary on behalf of the applicable Escrow Agent and (b) the applicable Escrow Agent, upon the Depositary receiving such amount, agreed to deliver escrow receipts to be affixed to each Certificate;

WHEREAS, upon receipt of a Closing Notice with respect to an Aircraft, subject to the terms and conditions of this Agreement, the Pass Through Trustees will enter into the applicable Financing Agreements relating to such Aircraft;

WHEREAS, upon the refinancing of an Aircraft, each Pass Through Trustee will fund its purchase of Equipment Notes with the proceeds of the Deposits withdrawn by the applicable Escrow Agent under the related Deposit Agreement;

WHEREAS, UAL Corporation, a Delaware corporation (“UAL”), will guarantee the payment obligations of the Company under the Indentures, the Participation Agreements and the Equipment Notes pursuant to a guarantee dated as of the date hereof (the “UAL Guarantee”);

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Goldman Sachs Bank USA, a corporation organized under the banking law of the State of New York (the “Liquidity Provider”) entered into two revolving credit agreements (each a “Liquidity Facility”), one each for the benefit of the Certificateholders of the Class A Pass Through Trust and Class B Pass Through Trust, with the Subordination Agent, as agent and trustee for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, the Liquidity Provider and the Subordination Agent have entered into the Intercreditor Agreement, dated as of the date hereof (the “Intercreditor Agreement”);

WHEREAS, the payment obligations of the Liquidity Provider will be guaranteed by the Goldman Sachs Group, Inc. (“Liquidity Provider Guarantor”) pursuant to a guarantee agreement dated the date hereof (the “Liquidity Provider Guarantee”); and

WHEREAS, the Company has entered into the Underwriting Agreement dated November 16, 2009 (the “Underwriting Agreement”) with the several Underwriters (the “Underwriters”) named therein, which provides that the Company will cause each Pass Through Trustee to issue and sell the Certificates to the Underwriters.

[Note Purchase Agreement]

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Financing of Aircraft. (a) The Company agrees to finance the Aircraft in the manner provided herein, all on and subject to the terms and conditions hereof and of the relevant Financing Agreements.

(b) In furtherance of the foregoing, the Company agrees to give the parties hereto, the Depositary and each of the Rating Agencies not less than two Business Days’ prior notice substantially in the form of Exhibit A hereto (a “Closing Notice”) of the scheduled closing date (the “Scheduled Closing Date”) (or, in the case of a substitute Closing Notice under Section 1(e) hereof, one Business Days’ prior notice) in respect of the financing of the Aircraft under this Agreement, which notice shall:

(i) specify the Scheduled Closing Date of the Aircraft (which shall be a Business Day before the Cut-off Date and the date (the “Funding Date”) on which the financing therefor in the manner provided herein shall be consummated);

(ii) instruct the Pass Through Trustees to enter into the Participation Agreements included in the Financing Agreements with respect to each relevant Aircraft at such a time on or before the Funding Date specified in such Closing Notice and to perform its obligations thereunder;

(iii) instruct the Pass Through Trustees to instruct the relevant Escrow Agent to provide a Notice of Purchase Withdrawal to the Depositary with respect to the Equipment Notes to be issued to the Pass Through Trustees in connection with the financing of the relevant Aircraft; and

(iv) specify the aggregate principal amount of each series of the Equipment Notes to be issued, and purchased by the Pass Through Trustees, in connection with the financing of the Aircraft scheduled on such Funding Date.

(c) Upon receipt of a Closing Notice, the Pass Through Trustees shall, and shall cause the Subordination Agent to, enter into and perform their respective obligations under the Participation Agreements specified in such Closing Notice, provided that such Participation Agreements and the Indentures to be entered into pursuant to such Participation Agreements shall be in the forms thereof annexed hereto. With respect to each Aircraft to be refinanced on a Closing Date, the Company shall cause WTC (or such other person that meets the eligibility requirements to act as loan trustee under the relevant Indentures) to execute as Loan Trustee the Financing Agreements relating to such Aircraft to which such Loan Trustee is intended to be a party, and the Company shall concurrently therewith execute such Financing Agreements to which the Company is intended to be a party and perform its respective obligations thereunder. Upon the request of either Rating Agency, the Company shall deliver or cause to be delivered to such Rating Agency a true and complete copy of each Financing Agreement relating to the financing of each Aircraft together with a true and complete set of the closing documentation (including legal opinions) delivered to the related Loan Trustee, Subordination Agent and Pass Through Trustees under the related Participation Agreement.

[Note Purchase Agreement]

(d) The Company agrees that all Equipment Notes issued pursuant to any Indenture shall initially be registered in the name of the Subordination Agent on behalf of the relevant Pass Through Trustee (or, in the case of any Additional Series Equipment Notes, on behalf of the Additional Pass Through Trustee with respect to the corresponding Additional Certificates).

(e) If after giving any Closing Notice, there shall be a delay in the refinancing of the Encumbered Aircraft, or if on the Scheduled Closing Date of the Encumbered Aircraft or Unencumbered Aircraft referred to therein the financing thereof in the manner contemplated hereby shall not be consummated for whatever reason, the Company shall give the parties hereto and the Depositary prompt notice thereof. Concurrently with the giving of such notice of postponement or subsequently, the Company shall give the parties hereto and the Depositary a substitute Closing Notice specifying the date to which the financing of such Aircraft shall have been re-scheduled (which shall be a Business Day before the Cut-off Date on which the Escrow Agents shall be entitled to withdraw one or more Deposits under each of the applicable Deposit Agreements to enable each applicable Pass Through Trustee to fund its purchase of the related Equipment Notes). Upon receipt of any such notice of postponement, each applicable Pass Through Trustee shall comply with its obligations under Section 5.01 of each of the Trust Supplements and thereafter the financing of such Aircraft, as specified in such substitute Closing Notice, shall take place on the re-scheduled Closing Date therefor (all on and subject to the terms and conditions of the relevant Financing Agreements) unless further postponed as provided herein.

(f) The Company shall have no liability for the failure of the Pass Through Trustees to purchase Equipment Notes with respect to any Aircraft it is obligated to purchase hereunder.

(g) Anything herein to the contrary notwithstanding, the Company shall not have the right, and shall not be entitled, at any time to request the issuance of Equipment Notes of any series to any Pass Through Trustee in an aggregate principal amount in excess of the amount of the Deposits then available for withdrawal by the Escrow Agent under and in accordance with the provisions of the related Deposit Agreement.

Section 2. Conditions Precedent. The obligation of the Pass Through Trustees to enter into, and to cause the Subordination Agent to enter into, any Participation Agreement as directed pursuant to a Closing Notice and to perform its obligations thereunder is subject to no Triggering Event having occurred. Anything herein to the contrary notwithstanding, the obligation of each Pass Through Trustee to purchase Equipment Notes shall terminate on the Cut-off Date.

[Note Purchase Agreement]

Section 3. Representations and Warranties. (a) The Company represents and warrants that:

(i) the Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a “citizen of the United States” as defined in Section 40102(a)(15) of the Act, and has the full corporate power, authority and legal right under the laws of the State of Delaware to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of the Company under this Agreement and each Financing Agreement to which it will be a party;

(ii) the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under this Agreement have been duly authorized by the Company and will not violate its Restated Certificate of Incorporation or by-laws or (other than any violation that would not result in a Material Adverse Change to the Company) the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii) assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(b) WTC represents and warrants that:

(i) WTC is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a “citizen of the United States” as defined in Section 40102(a)(15) of the Act, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it will be a party and to carry out the obligations of WTC, in its capacity as Subordination Agent, Paying Agent, Escrow Agent or Pass Through Trustee, as the case may be, under this Agreement and each Financing Agreement to which it will be a party;

(ii) the execution and delivery by WTC, in its capacity as Subordination Agent, Paying Agent, Escrow Agent or Pass Through Trustee, as the case may be, of this Agreement and the performance by WTC, in its capacity as Subordination Agent, Paying Agent, Escrow Agent or Pass Through Trustee, as the case may be, of its obligations under this Agreement have been duly authorized by WTC, in its capacity as Subordination Agent, Paying Agent, Escrow Agent or Pass Through Trustee, as the case may be, and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii) this Agreement constitutes the legal, valid and binding obligations of WTC, in its capacity as Subordination Agent, Paying Agent, Escrow Agent or Pass Through Trustee, as the case may be, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

[Note Purchase Agreement]

(c) The Pass Through Trustee hereby confirms to each of the other parties hereto that its representations and warranties set forth in Section 7.15 of the Basic Pass Through Trust Agreement and Section 4.03 of each Trust Supplement are true and correct as of the date hereof.

(d) The Subordination Agent represents and warrants that:

(i) the Subordination Agent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Financing Agreement to which it is or will be a party and to perform its obligations under this Agreement and each Financing Agreement to which it is or will be a party;

(ii) this Agreement has been duly authorized, executed and delivered by the Subordination Agent; this Agreement constitutes the legal, valid and binding obligations of the Subordination Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

(iii) none of the execution, delivery and performance by the Subordination Agent of this Agreement contravenes any law, rule or regulation of the State of Delaware or any United States governmental authority or agency regulating the Subordination Agent’s banking, trust or fiduciary powers or any judgment or order applicable to or binding on the Subordination Agent and do not contravene the Subordination Agent’s articles of association or by-laws or result in any breach of, or constitute a default under, any agreement or instrument to which the Subordination Agent is a party or by which it or any of its properties may be bound;

(iv) neither the execution and delivery by the Subordination Agent of this Agreement nor the consummation by the Subordination Agent of any of the transactions contemplated hereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action with respect to, any Delaware governmental authority or agency or any federal governmental authority or agency regulating the Subordination Agent’s banking, trust or fiduciary powers;

(v) there are no Taxes payable by the Subordination Agent imposed by the State of Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the

[Note Purchase Agreement]

Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities); and

(vi) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement.

(e) The Escrow Agent represents and warrants that:

(i) the Escrow Agent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power, authority and legal right under the laws of the State of Delaware pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement, each Deposit Agreement and each Escrow and Paying Agent Agreement (collectively, the “Escrow Agent Agreements”) and to carry out the obligations of the Escrow Agent under each of the Escrow Agent Agreements;

(ii) the execution and delivery by the Escrow Agent of each of the Escrow Agent Agreements and the performance by the Escrow Agent of its obligations hereunder and thereunder have been duly authorized by the Escrow Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii) each of the Escrow Agent Agreements constitutes the legal, valid and binding obligations of the Escrow Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

(f) The Paying Agent represents and warrants that:

(i) the Paying Agent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver this Agreement and each Escrow and Paying Agent Agreement (collectively, the “Paying Agent Agreements”) and to carry out the obligations of the Paying Agent under each of the Paying Agent Agreements;

[Note Purchase Agreement]

(ii) the execution and delivery by the Paying Agent of each of the Paying Agent Agreements and the performance by the Paying Agent of its obligations hereunder and thereunder have been duly authorized by the Paying Agent and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

(iii) each of the Paying Agent Agreements constitutes the legal, valid and binding obligations of the Paying Agent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

Section 4. Covenants. (a) The Company covenants with each of the other parties hereto that:

(i) the Company shall not redeem and re-issue any Series B Equipment Notes or issue any Additional Series Equipment Notes pursuant to any Indenture, unless it shall have obtained a Rating Agency Confirmation from each Rating Agency. Any reissuance of the Series B Equipment Notes and issuance of Additional Series Equipment Notes shall be subject to the terms of the Indentures and Section 9.1(c) and 9.1(d), respectively, of the Intercreditor Agreement.

(ii) the Company agrees to provide written notice to each of the parties hereto of the occurrence of the Cut-off Date no later than one Business Day after the date thereof, such notice to refer specifically to the Pass Through Trustee’s obligation to assign, transfer and deliver all of its right, title and interest to the Trust Property (as defined in each Pass Through Trust Agreement) to the trustee of the Related Trust (as defined in each Pass Through Trust Agreement) in accordance with Section 7.01 of each of the Trust Supplements;

(iii) If (x) the Depositary’s short-term unsecured debt rating or short-term issuer credit rating, as the case may be, shall at any time fall below A-1+ from Standard & Poor’s Ratings Services or P-1 from Moody’s Investors Service, Inc. (such minimum ratings, the “Depositary Threshold Ratings”) or (y) the Company or the Depositary, in its sole discretion, gives written notice to the other of its election that the Depositary be replaced, the Company shall, within 45 days after such event occurring, cause the Depositary to be replaced with a depositary bank (a “Replacement Depositary”) on the following terms and preconditions:

(A) the Replacement Depositary must meet the Depositary Threshold Ratings and the Company shall have obtained written confirmation from each Rating Agency that such replacement will not cause a reduction of the rating then in effect for any Class of Certificates by such Rating Agency (without regard to any downgrading of any rating of the Depositary being replaced);

[Note Purchase Agreement]

(B) the Company shall pay all fees, expenses and other amounts then owing to the replaced Depositary and, except as expressly provided in clause (C) below, the Company shall pay any up-front fee of the Replacement Depositary and (without limitation of the foregoing) all out-of-pocket expenses (including reasonable fees and expenses of legal counsel) of the parties hereto (including without limitation all amounts payable to the Rating Agencies) incurred in connection with such replacement;

(C) solely in the case of the Depositary making an election in its discretion that it be replaced (and without limitation of clause (A) above), (x) the notice given by the Depositary to the Company shall nominate a Replacement Depositary, which shall satisfy all of terms and preconditions of this Section 4(a)(iii) (and the Company shall have the right to utilize such nominee as the Replacement Depositary or to select another Replacement Depositary), (y) the fees, expenses, indemnities and other amounts payable to the Replacement Depositary upon its execution of the Replacement Deposit Agreement or thereafter shall not to any extent exceed those which would have been payable to the Depositary had such replacement not occurred (it being specifically understood and agreed that any up-front fee of the Replacement Depositary shall be paid by the replaced Depositary, provided that, if the Company selects a Replacement Depositary other than the nominee of the replaced Depositary and the upfront fee of such selection exceeds that of such nominee, the Company shall pay such excess), and (without limitation of the foregoing) the Depositary shall pay all out-of-pocket expenses (including reasonable fees and expenses of legal counsel) of the parties hereto (including without limitation all amounts payable to the Rating Agencies) incurred in connection with such replacement, and (z) the Replacement Depositary shall be willing to enter into a Replacement Deposit Agreement for the Certificates with the Escrow Agent having the same terms and conditions (including without limitation as to the interest to be paid on the Deposits) as the Deposit Agreement being replaced; and

(D) the Company or, in the case of the Depositary making an election that it be replaced (unless the Company shall have selected such Replacement Depositary), the Depositary, shall cause the Replacement Depositary to enter into a Replacement Deposit Agreement for each Class of Certificates with the Escrow Agent (and, upon request of the Company the Escrow Agent agrees to enter into any such Replacement Deposit Agreement) and shall cause the Replacement Depositary to deliver to the Company and each Rating Agency legal opinions and other closing documentation substantially similar in scope and substance as those that were delivered by the Depositary being replaced in connection with the execution and delivery of the Deposit Agreement being replaced.

[Note Purchase Agreement]

Upon satisfaction of the foregoing conditions, the Company shall instruct each Pass Through Trustee, and each Pass Through Trustee agrees, to execute and deliver to the Escrow Agent a duly completed Withdrawal Certificate (as defined in the Escrow and Paying Agent Agreements) together with a Notice of Replacement Withdrawal (as defined in the Escrow and Paying Agent Agreements).

Each of the parties hereto agrees, at the Company’s request and expense, to enter into any amendments to this Agreement, the Escrow and Paying Agent Agreements and any other Operative Agreements as may be necessary or desirable to give effect to the replacement of the Depositary with the Replacement Depositary and the replacement of the Deposit Agreements with the Replacement Deposit Agreements.

Upon the execution and delivery of the Replacement Deposit Agreements, the Replacement Depositary shall be deemed to be the Depositary with all of the rights and obligations of the Depositary hereunder and under the other Operative Agreements and the Replacement Deposit Agreements shall be deemed to be the Deposit Agreements hereunder and under the other Operative Agreements, except that the obligations of the replaced Depositary under the Deposit Agreements resulting from the delivery of any Withdrawal Notice delivered thereunder shall remain in full force and effect notwithstanding the execution and delivery of the Replacement Deposit Agreements.

(iv) Promptly after the occurrence of a Triggering Event or an Indenture Event of Default resulting from the failure of the Company to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Event of Default shall be continuing, the Company will, at the Subordination Agent’s request from time to time but in any event no more frequently than once every three months, provide to the Subordination Agent a statement setting forth the following information with respect to each Aircraft then subject to the lien of an Indenture: (A) whether the Aircraft are currently in service or parked in storage, (B) the maintenance status of the Aircraft and (C) the location of the Engines (as defined in the respective Indentures to which such Aircraft are subject). As used in this sentence, the terms “Triggering Event”, “Indenture Event of Default”, “Regular Distribution Date” shall have the respective meanings set forth in the Intercreditor Agreement as originally executed.

(v) So long as no Equipment Notes have been issued in respect of any Aircraft, the Company agrees to pay to the Subordination Agent when due: (i) an amount equal to the fees payable to the Liquidity Provider under Section 2.03 of each Liquidity Facility and the Fee Letter (as defined in the Intercreditor Agreement); (ii) the amount equal to interest on any Downgrade Advance (other than any Applied Downgrade Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings from such Downgrade Advance; (iii) the amount equal to interest on any Non-Extension Advance (other than any Applied Non-Extension Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings from such Non-Extension Advance; (iv) the amount equal to interest on any Special Termination Advance (other than any Applied Special Termination Advance) payable under Section 3.07 of each Liquidity Facility minus Investment Earnings from

[Note Purchase Agreement]

such Special Termination Advance; (v) any other amounts owed to the Liquidity Provider by the Subordination Agent as borrower under each Liquidity Facility other than (A) amounts due as repayment of advances thereunder or as interest on such advances, except to the extent payable pursuant to clause (ii), (iii) or (iv) above and (B) fees payable under Section 2.03 of each Liquidity Facility, (vi) all compensation and reimbursement of expenses, disbursements and advances payable by the Company under the Pass Through Trust Agreements and (vii) all compensation and reimbursement of expenses, disbursements payable to the Subordination Agent under the Intercreditor Agreement except with respect to any Unindemnified Taxes incurred by the Subordination Agent in connection with the transactions contemplated by the Intercreditor Agreement and (viii) in the event the Company requests any amendment to any Operative Agreement or any Pass Through Agreement, all reasonable fees and expenses (including, without limitation, fees and disbursements of counsel) of the Escrow Agent and the Paying Agent in connection therewith. For purposes of this paragraph, the terms “Applied Downgrade Advance”, “Applied Non-Extension Advance”, “Applied Special Termination Advance”, “Downgrade Advance”, “Investment Earnings”, “Non-Extension Advance” and “Special Termination Advance” shall have the meanings specified in each Liquidity Facility or the Intercreditor Agreement, as applicable.

(b) WTC, in its individual capacity, covenants with each of the other parties to this Agreement that it will, immediately upon obtaining knowledge of any facts that would cast doubt upon its continuing status as a “citizen of the United States” as defined in Section 40102(a)(15) of the Act and promptly upon public disclosure of negotiations in respect of any transaction which would or might adversely affect such status, notify in writing all parties hereto of all relevant matters in connection therewith. Upon WTC giving any such notice, WTC shall, subject to Section 8.02 of any Indenture then entered into, resign as Loan Trustee in respect of such Indenture.

(c) The Subordination Agent covenants with each of the other parties hereto that it will not agree or consent to any amendment or modification to the Liquidity Facility or the United Provisions (as defined in the Intercreditor Agreement) of the Intercreditor Agreement without the Company’s consent.

(d) The Escrow Agent covenants with each of the other parties hereto that it will not agree or consent to any amendment or modification to any Deposit Agreement or Escrow and Paying Agent Agreement without the Company’s consent.

Section 5. Notices. Unless otherwise specifically provided herein, all notices required or permitted by the terms of this Agreement shall be in English and in writing, and any such notice shall be personally delivered, sent by facsimile or telecommunication transmission (which in either case provides written confirmation to the sender of its delivery), sent by registered mail or certified mail, return receipt requested, postage prepaid, or sent by overnight courier service, addressed to such party hereto at its address or facsimile number set forth below the signature of such party at the foot of this Agreement or to such other address or facsimile number as such party may hereafter specify by notice to the other parties.

[Note Purchase Agreement]

Section 6. Further Assurances. Each party hereto shall duly execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further agreements, instruments, certificates or documents, and shall do and cause to be done such further acts and things, in any case, as any other party hereto shall reasonably request in connection with its administration of, or to carry out more effectually the purposes of, or to better assure and confirm unto it the rights and benefits to be provided under, this Agreement.

Section 7. Miscellaneous. (a) Provided that the transactions contemplated hereby have been consummated, and except as otherwise provided for herein, the representations, warranties and agreements herein of the Company, the Subordination Agent, the Paying Agent, the Escrow Agreement and the Pass Through Trustee, and the Company’s, the Subordination Agent’s, the Paying Agent’s, the Escrow Agent’s and the Pass Through Trustee’s obligations under any and all thereof, shall survive the expiration or other termination of this Agreement and the other agreements referred to herein.

(b) This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Agreement, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought. The index preceding this Agreement and the headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and permitted assigns, the Pass Through Trustee and its successors as Pass Through Trustee (and any additional trustee appointed) under any of the Pass Through Trust Agreements, the Paying Agent and its successors as Paying Agent under the Escrow and Paying Agent Agreements, the Escrow Agent and its successors as Escrow Agent under the Escrow and Paying Agent Agreements, and the Subordination Agent and its successors as Subordination Agent under the Intercreditor Agreement.

(c) This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Underwriters and the Depositary as a beneficiary of Section 4(a)(iii)) with any rights of any nature whatsoever against the parties hereto, and no person not a party hereto (other than the Underwriters and the Depositary as a beneficiary of Section 4(a)(iii)) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement. To the extent that this Agreement expressly confers upon, gives or grants any right, power, privilege, benefit, interest, remedy or claim to the Depositary with respect to Section 4(a)(iii), the Depositary is hereby recognized as a third party beneficiary hereunder and may enforce any such right, power, privilege, benefit, interest, remedy or claim.

Section 8. Governing Law. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)).

[Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

UNITED AIR LINES, INC.

By:
Name:
Title:

Address:	77 West Wacker Drive
Chicago, Illinois 60601
	Attention:	Stephen R. Lieberman, Vice President & Treasurer
	Facsimile:	(312) 997-8333

with a copy to:

Address:	77 West Wacker Drive
Chicago, Illinois 60601
	Attention:	General Counsel
	Facsimile:	(312) 997-8333

WILMINGTON TRUST COMPANY, not in its individual capacity, except as otherwise provided herein, but solely as Pass Through Trustee

By:
Name:
Title:

Address:	1100 North Market Street
Wilmington, Delaware 19890
	Attention:	Corporate Trust Administration
	Facsimile:	(302) 636-4140

[Note Purchase Agreement]

WILMINGTON TRUST COMPANY, not in its individual capacity, except as otherwise provided herein, but solely as Subordination Agent

By:
Name:
Title:

Address:	1100 North Market Street
Wilmington, Delaware 19890
	Attention:	Corporate Trust Administration
	Facsimile:	(302) 636-4140

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

Address:	1100 North Market Street
Wilmington, Delaware 19890
	Attention:	Corporate Trust Administration
	Facsimile:	(302) 636-4140

[Note Purchase Agreement]

WILMINGTON TRUST COMPANY, as Paying Agent

By:
Name:
Title:

Address:	1100 North Market Street
Wilmington, Delaware 19890
	Attention:	Corporate Trust Administration
	Facsimile:	(302) 636-4140

[Note Purchase Agreement]

SCHEDULE I

to Note Purchase Agreement

ENCUMBERED AIRCRAFT

U.S. Registration Mark	MSN #	Aircraft Type	Engines	Engine Model Type
N119UA	28812	Boeing B747-422	P727877 P727878 P727879 P727881	PW4056

N120UA	29166	Boeing B747-422	P727880 P727882 P727883 P727884	PW4056

N121UA	29167	Boeing B747-422	P727885 P727886 P727887 P727888	PW4056

N437UA	655	Airbus A320-232	V10191 V10197	V2527-A5

N438UA	678	Airbus A320-232	V10216 V10217	V2527-A5

N439UA	683	Airbus A320-232	V10218 V10219	V2527-A5

N440UA	702	Airbus A320-232	V10230 V10231	V2527-A5

N447UA	836	Airbus A320-232	V10358 V10357	V2527-A5

N589UA	28707	Boeing B757-222ETOPS	P727246 P727247	PW2037

N590UA	28708	Boeing B757-222ETOPS	P727248 P727249	PW2037

N592UA	28143	Boeing B757-222	P726542 P727195	PW2037

N593UA	28144	Boeing B757-222	P727198 P727199	PW2037

N594UA	28145	Boeing B757-222	P727200 P727201	PW2037

N595UA	28748	Boeing B757-222ETOPS	P727254 P727255	PW2037

N784UA	26951	Boeing B777-222ER	P222011 P222006	PW4090

N785UA	26954	Boeing B777-222ER	P222023 P222024	PW4090

N787UA	26939	Boeing B777-222ER	P222026 P222027	PW4090

N791UA	26933	Boeing B777-222ER	P222038 P222039	PW4090

SCHEDULE I

[Note Purchase Agreement]

U.S. Registration Mark	MSN #	Aircraft Type	Engines	Engine Model Type
N793UA	26946	Boeing B777-222ER	P222034 P222042	PW4090

N797UA	26924	Boeing B777-222ER	P222054 P222001	PW4090

N798UA	26928	Boeing B777-222ER	P222055 P222047	PW4090

N809UA	825	Airbus A319-131	V10346 V10350	V2522-A5

N810UA	843	Airbus A319-131	V10367 V10368	V2522-A5

N811UA	847	Airbus A319-131	V10373 V10374	V2522-A5

N812UA	850	Airbus A319-131	V10355 V10378	V2522-A5

N813UA	858	Airbus A319-131	V10389 V10387	V2522-A5

N814UA	862	Airbus A319-131	V10394 V10399	V2522-A5

N815UA	867	Airbus A319-131	V10401 V10402	V2522-A5

N816UA	871	Airbus A319-131	V10406 V10395	V2522-A5

N817UA	873	Airbus A319-131	V10428 V10409	V2522-A5

N818UA	882	Airbus A319-131	V10411 V10419	V2522-A5

N828UA	1031	Airbus A319-131	V10555 V10556	V2522-A5

N829UA	1211	Airbus A319-131	V10710 V10712	V2522-A5

UNENCUMBERED AIRCRAFT

U.S. Registration Mark	MSN #	Aircraft Type	Engines	Engine Model Type
N215UA	30221	Boeing B777-222ER	P777111 P777112	PW4077

N597UA	28750	Boeing B757-222ETOPS	P727299 P727300	PW2037

N778UA	26940	Boeing B777-222ER	P777011 P777052	PW4077

N780UA	26944	Boeing B777-222ER	P777014 P777100	PW4077

SCHEDULE I

[Note Purchase Agreement]

SCHEDULE II

to Note Purchase Agreement

Trust Supplement No. 2009-2A-O dated as of the Issuance Date between the Company and the Pass Through Trustee in respect of the United Air Lines Pass Through Trust, Series 2009-2A-O Trust Supplement

Trust Supplement No. 2009-2B-O dated as of the Issuance Date between the Company and the Pass Through Trustee in respect of the United Air Line Pass Through Trust, Series 2009-2B-O Trust Supplement

SCHEDULE II

[Note Purchase Agreement]

SCHEDULE III

to Note Purchase Agreement

Deposit Agreement (Class A) dated as of the Issuance Date between the Depositary and Escrow Agent

Deposit Agreement (Class B) dated as of the Issuance Date between the Depositary and Escrow Agent

SCHEDULE III

[Note Purchase Agreement]

SCHEDULE IV

to Note Purchase Agreement

Escrow and Paying Agent Agreement (Class A) dated as of the Issuance Date among the Escrow Agent, the Underwriters, the Pass Through Trustee and the Paying Agent

Escrow and Paying Agent Agreement (Class B) dated as of the Issuance Date among the Escrow Agent, the Underwriters, the Pass Through Trustee and the Paying Agent

SCHEDULE IV

[Note Purchase Agreement]

ANNEX A

to Note Purchase Agreement

DEFINITIONS

“Additional Certificates” means the pass through certificates issued pursuant to any Additional Series Pass Through Trust Agreement.

“Additional Pass Through Trust” means a grantor trust created to facilitate the issuance and sale of pass through certificates in connection with the issuance of any Additional Series Equipment Notes.

“Additional Pass Through Trust Agreement” means a Trust Supplement entered into in connection with the creation of an Additional Pass Through Trust, together with the Basic Pass Through Trust Agreement.

“Additional Pass Through Trustee” means Wilmington Trust Company, a Delaware banking corporation, in its capacity as trustee under an Additional Pass Through Trust Agreement (together with its successors in such capacity).

“Act” means 49 U.S.C. §§ 40101-46507.

“Additional Series Equipment Notes” means Equipment Notes of a single series issued under an Indenture and designated other than as “Series A” or “Series B” issued thereunder, if any.

“Airframe” has the meaning set forth in the Indentures.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

“Basic Pass Through Trust Agreement” means the Pass Through Trust Agreement, dated June 26, 2007, between the Company and Pass Through Trustee, as such agreement may be supplemented, amended or modified, but does not include any Trust Supplement.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Chicago, Illinois or Wilmington, Delaware.

“Certificates” has the meaning set forth in the fourth recital to the Note Purchase Agreement.

“Certificateholder” means the Person in whose name a Certificate is registered in the Register.

“Class” means the Class of Certificates issued by each Pass Through Trust.

“Class A Certificate” means Certificates issued by the Class A Pass Through Trust.

ANNEX A

[Note Purchase Agreement]

“Class B Certificate” means Certificates issued by the Class B Pass Through Trust.

“Closing Notice” has the meaning set forth in Section 1(b) of the Note Purchase Agreement.

“Cut-off Date” means the earlier of (a) the day after the Deposit Period Termination Date and (b) the date on which a Triggering Event occurs.

“Deposit Period Termination Date” means the earlier of (a) the date that is 75 days after the Issuance Date and (b) the date on which Equipment Notes issued with respect to all of the Aircraft have been purchased by the Pass Through Trustees in accordance with the Note Purchase Agreement and the related Participation Agreement.

“Deposits” has the meaning set forth in the fifth recital to the Note Purchase Agreement.

“Deposit Agreements” has the meaning set forth in the fifth recital to the Note Purchase Agreement.

“Depositary” means JPMorgan Chase Bank, N.A., a national banking association existing under the laws of the United States.

“Depositary Threshold Ratings” has the meaning set forth in Section 4(a)(iii) of the Note Purchase Agreement.

“Encumbered Aircraft” has the meaning set forth in the second recital to the Note Purchase Agreement.

“Engines” has the meaning set forth in the Indentures.

“Equipment Notes” means and includes any equipment notes issued under any Indenture in the form specified in Section 2.01 thereof (as such form may be varied pursuant to the terms of such Indenture) and any Equipment Note issued under any Indenture in exchange for or replacement of any other Equipment Note.

“Escrow Agent” has the meaning set forth in the first paragraph of the Note Purchase Agreement.

“Escrow Agent Agreements” has the meaning set forth in Section 3(e)(i) of the Note Purchase Agreement.

“Escrow and Paying Agent Agreement” has the meaning set forth in the fifth recital to the Note Purchase Agreement.

“Event of Loss” has the meaning set forth in the Indentures.

“FAA” means the Federal Aviation Administration of the United States.

ANNEX A

[Note Purchase Agreement]

“Financing Agreements” means, collectively, the Participation Agreements, the Indentures and the Equipment Notes issued thereunder.

“Funding Date” has the meaning set forth in Section 1(b)(i) of the Note Purchase Agreement.

“Government Entity” means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

“Indenture” means a Trust Indenture and Mortgage substantially in the form of Exhibit C to the Note Purchase Agreement.

“Initial Deposits” has the meaning set forth in the fifth recital to the Note Purchase Agreement.

“Intercreditor Agreement” has the meaning set forth in the ninth recital to the Note Purchase Agreement.

“Issuance Date” means the date of the original issuance of the Certificates.

“Law” means (a) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (b) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

“Liquidity Facility” has the meaning set forth in the ninth recital to the Note Purchase Agreement.

“Liquidity Provider” has the meaning set forth in the ninth recital to the Note Purchase Agreement.

“Loan Trustee” means the “Mortgagee” as defined in the Financing Agreements.

“Material Adverse Change” has the meaning set forth in the Indentures.

“Note Purchase Agreement” means the Note Purchase Agreement to which this Annex A is attached.

“Operative Agreements” means, collectively, the Pass Through Trust Agreements, the Deposit Agreements, the Escrow and Paying Agent Agreements, the Liquidity Facilities, the Intercreditor Agreement, the Equipment Notes, the Certificates and the Financing Agreements.

ANNEX A

[Note Purchase Agreement]

“Participation Agreements” means a Participation Agreement substantially in the form of Exhibit B to the Note Purchase Agreement.

“Pass Through Trust” has the meaning set forth in the fourth recital to the Note Purchase Agreement.

“Pass Through Trust Agreement” means each of the two Trust Supplements referred to in the fourth recital to the Note Purchase Agreement, together with the Basic Pass Through Trust Agreement, each dated as of the Issuance Date, by and between the Company and Pass Through Trustee.

“Pass Through Trustee” has the meaning set forth in the first paragraph of the Note Purchase Agreement.

“Paying Agent” has the meaning set forth in the first paragraph of the Note Purchase Agreement.

“Paying Agent Agreements” has the meaning set forth in Section 3(f)(i) of the Note Purchase Agreement.

“Person” means any individual, firm, partnership, joint venture, trust, trustee, Government Entity, organization, association, corporation, limited liability company, government agency, committee, department, authority and other body, corporate or incorporate, whether having distinct legal status or not, or any member of any of the same.

“Rating Agencies” means, collectively, at any time, each nationally recognized rating agency which shall have been requested to rate the Certificates and which shall then be rating the Certificates. The initial Rating Agencies will be Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Rating Agency Confirmation” means, with respect to any action proposed to be taken, a written confirmation from each of the Rating Agencies that such action would not result in (i) a reduction of the rating for any Class of Certificates then rated by the Rating Agencies below the then current rating for such Class of Certificates or (ii) a withdrawal or suspension of the rating of any Class of Certificates then rated by the Rating Agencies.

“Register” means the register maintained pursuant to Sections 3.04 and 7.12 of the Basic Pass Through Trust Agreement with respect to each Pass Through Trust.

“Replacement Deposit Agreement” means a deposit agreement substantially in the form of the replaced Deposit Agreement as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for the Certificates (before the downgrading of such ratings, if any, as a result of the downgrading of the Depositary, if applicable).

“Replacement Depositary” has the meaning set forth in Section 4(a)(iii) of the Note Purchase Agreement.

ANNEX A

[Note Purchase Agreement]

“Scheduled Closing Date” has the meaning set forth in Section 1(b) of the Note Purchase Agreement.

“Section 1110” means 11 U.S.C. § 1110 of the Bankruptcy Code or any successor or analogous Section of the federal bankruptcy Law in effect from time to time.

“Series A Equipment Notes” means Equipment Notes issued under an Indenture and designated as “Series A” thereunder.

“Series B Equipment Notes” means the Equipment Notes issued under an Indenture and designated as “Series B” thereunder.

“Stated Interest Rate” has the meaning set forth in the Intercreditor Agreement.

“Taxes” means all license, recording, documentary, registration and other similar fees and all taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by any Taxing Authority, together with any penalties, additions to tax, fines or interest thereon or additions thereto.

“Taxing Authority” means any federal, state or local government or other taxing authority in the United States, any foreign government or any political subdivision or taxing authority thereof, any international taxing authority or any territory or possession of the United States or any taxing authority thereof.

“Triggering Event” has the meaning assigned to such term in the Intercreditor Agreement.

“Trust Supplement” means an agreement supplemental to the Basic Pass Through Trust Agreement pursuant to which (i) a separate trust is created for the benefit of the holders of the pass through certificates of a class, (ii) the issuance of the pass through certificates of such class representing fractional undivided interests in such trust is authorized and (iii) the terms of the pass through certificates of such Class are established.

“Underwriters” has the meaning set forth in the tenth recital to the Note Purchase Agreement.

“Underwriting Agreement” has the meaning set forth in the tenth recital to the Note Purchase Agreement.

ANNEX A

[Note Purchase Agreement]

EXHIBIT A

to Note Purchase Agreement

FORM OF CLOSING NOTICE

CLOSING NOTICE

Dated as of             ,

To each of the addressees listed in Schedule A hereto

Re:	Closing Notice in accordance with Note Purchase

Agreement referred to below

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement, dated as of November 24, among United Air Lines, Inc. (the “Company”), Wilmington Trust Company, as Pass Through Trustee under each of the Pass Through Trust Agreements (as defined therein) (the “Pass Through Trustee”), Wilmington Trust Company, as Subordination Agent (the “Subordination Agent”), Wilmington Trust Company, as Escrow Agent (the “Escrow Agent”), and Wilmington Trust Company, as Paying Agent (the “Paying Agent”) (as in effect from time to time, the “Note Purchase Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement or, to the extent not defined therein, the Intercreditor Agreement.

Pursuant to Section 1(b) of the Note Purchase Agreement, the undersigned hereby notifies you, in respect of the [Boeing] [Airbus] model                      aircraft with manufacturer’s serial number                      [insert details for additional Aircraft] ([collectively,] the “Aircraft”), of the following:

(1) The Scheduled Closing Date of the Aircraft is [            ], 20    ;

(2) The Funding Date for the Aircraft shall be [            ], 20    ; and

(3) The aggregate amount of each series of Equipment Notes to be issued, and purchased by the respective Pass Through Trustees, on the Funding Date, in connection with the financing of the Aircraft is as follows:

(a) the Class A Trustee shall purchase the Series A Equipment Notes in the amount of $        ; and

(b) the Class B Trustee shall purchase the Series B Equipment Notes in the amount of $        .

EXHIBIT A

[Note Purchase Agreement]

The Company hereby instructs the Class A Pass Through Trustee to (i) execute a Withdrawal Certificate in the form of Annex A-1 hereto dated as of [            ], 2009 and attach thereto a Notice of Purchase Withdrawal dated such date completed as set forth on Annex A-2 hereto and (ii) deliver such Withdrawal Certificate and Notice of Purchase Withdrawal to the applicable Escrow Agent.

The Company hereby instructs the Class B Pass Through Trustee to (i) execute a Withdrawal Certificate in the form of Annex A-1 hereto dated as of [            ], 2009 and attach thereto a Notice of Purchase Withdrawal dated such date completed as set forth on Annex A-2 hereto and (ii) deliver such Withdrawal Certificate and Notice of Purchase Withdrawal to the applicable Escrow Agent.

The Company hereby instructs each Pass Through Trustee to (i) purchase Equipment Notes of a series in an amount set forth in clause (3) above with a portion of the proceeds of the withdrawals of Deposits referred to in the applicable Notice of Purchase Withdrawal referred to above and (ii) re-deposit with the Depositary the excess, if any, of the amount so withdrawn over the purchase price of such Equipment Notes.

The Company hereby instructs each Pass Through Trustee to (a) enter into the Participation Agreements for each [Unencumbered] [Encumbered] Aircraft, in each case dated as of [            ], 2009 among the Company, as Owner, and Wilmington Trust Company, as Mortgagee and Loan Participant, (b) perform its obligations thereunder and (c) deliver such certificates, documents and legal opinions relating to such Pass Through Trustee as required thereby.

Yours faithfully,

United Air Lines, Inc.

By:
Name:
Title:

EXHIBIT A

[Note Purchase Agreement]

SCHEDULE A

Wilmington Trust Company, as

    Pass Through Trustee, Subordination

    Agent, Escrow Agent and Paying Agent

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration

Facsimile: (302) 636-4140

JPMorgan Chase Bank, N.A.,

    as Depositary

4 New York Plaza, 21st Floor

New York, NY 10004

Telecopier: (212) 623-6168

Attention: Michael Kuzmicz/Andy Jacknick

Standard & Poor’s Ratings Services

55 Water Street, 39th Floor

New York, New York 10041-0003

Attention: Philip A. Baggaley, CFA

Facsimile: (212) 438-7820

Moody’s Investors Service, Inc.

7 World Trade Center at 250 Greenwich Street

New York, New York 10007

Attention: Michael Mulvaney

Facsimile: 212-553-4661

EXHIBIT A

[Note Purchase Agreement]

ANNEX A-1 TO EXHIBIT A

WITHDRAWAL CERTIFICATE

Wilmington Trust Company,

as Escrow Agent

Dear Sirs:

Reference is made to the Escrow and Paying Agent Agreement [(Class A)][(Class B)], dated as of November 24, 2009 (the “Agreement”). We hereby certify to you that the conditions to the obligations of the undersigned to execute Participation Agreements pursuant to the Note Purchase Agreement have been satisfied. Pursuant to Section 1.02(c) of the Agreement, please execute the attached Notice of Purchase Withdrawal and immediately transmit by facsimile to the Depositary, at [Phone], Attention: Michael Kuzmicz/Andy Jacknick.

Very truly yours,

WILMINGTON TRUST COMPANY, not in its individual capacity by solely as Pass Through Trustee

By:
Name:
Title:

Dated:             , 200

EXHIBIT A

[Note Purchase Agreement]

ANNEX A-2 TO EXHIBIT A

NOTICE OF PURCHASE WITHDRAWAL

JPMorgan Chase Bank, N.A.

4 New York Plaza, 21st Floor

New York, NY 10004

Telecopier: (212) 623-6168

Attention: Michael Kuzmicz/Andy Jacknick

Ladies and Gentlemen:

Reference is made to the Deposit Agreement [(Class A)][(Class B)] dated as of November 24, 2009 (the “Deposit Agreement”) between Wilmington Trust Company, as Escrow Agent, and JPMorgan Chase Bank, N.A., as Depositary (the “Depositary”).

In accordance with Section 2.3(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $        , Account No.                     .

The undersigned hereby directs the Depositary to pay the proceeds of the Deposit to [                    , Account No.                     , Reference:                     ] on             , 200  , upon the telephonic request of a representative of Wilmington Trust Company, the Pass Through Trustee.

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title:

Dated:             , 200

EXHIBIT A

[Note Purchase Agreement]

EXHIBIT B TO

NOTE PURCHASE AGREEMENT

FORM OF PARTICIPATION AGREEMENT

EXHIBIT B

[Note Purchase Agreement]

EXHIBIT C TO

NOTE PURCHASE AGREEMENT

FORM OF INDENTURE

EXHIBIT C